UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 30, 2009

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2009, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of YRC Worldwide Inc. (the “Company”) approved the design of the Company’s 2009 long-term incentive plan (the “2009 LTIP”). Under the 2009 LTIP, participants:

•

are eligible to receive awards of restricted stock that will vest on the third anniversary of the date of grant upon the achievement of performance goals measured by the share price appreciation of the Company’s common stock and 2009 EBITDA (defined below); and

•	will have the opportunity to receive a cash award upon the achievement of a 2009 EBITDA performance goal,

in each case, as described below.

The 2009 LTIP was designed to align senior executive compensation with the Company’s liquidity goals during the recession and to align compensation with increases in share price, in each case, for the benefit of the Company’s shareholders.

Under the 2009 LTIP, if 2009 EBITDA is equal to or greater than $200 million, 11 percent of the shares of restricted stock will vest on the third anniversary of the date of grant. For this purpose, “2009 EBITDA” means Consolidated EBITDA (as defined below) for the 12-month period ending December 31, 2009 (excluding any negative Consolidated EBITDA for the three-month period ending March 31, 2009), and “Consolidated EBITDA” has the same meaning that term is given in the Credit Agreement dated August 17, 2007, among the Company, certain of its subsidiaries, JPMorgan Chase Bank, National Association, as agent, and the other banks party thereto, as amended through the date of grant.

Also under the 2009 LTIP, if the highest Average Share Price (as defined below) of the Company’s common stock at any time prior to the third anniversary of the date of grant is:

•	equal to $5.00 per share, 22 percent of the shares of restricted stock will vest; or

•	greater than or equal to $15.00 per share, 89 percent of the shares of restricted stock will vest.

If the highest Average Share Price is greater than $5.00 but less than $15.00 per share prior to the third anniversary of the date of grant, the Company will interpolate the additional number of shares to vest by using the highest Average Share Price to determine how many shares of restricted stock vest within the range of 22 percent to 89 percent of those shares. Average Share Price means the average closing price per share of the Company’s common stock for any consecutive 20 trading days on the NASDAQ Stock Market during the period from the date of grant until the third anniversary of the date of grant.

The participant will forfeit any shares of restricted stock that do not vest by the third anniversary of the date of grant.

Finally under the LTIP, the Company will pay a participant a cash award on the first anniversary of the date of grant based on 2009 EBITDA. If 2009 EBITDA is:

•	less than or equal to $200 million, the Company will pay the participant -$0-;

•	greater than or equal to $280 million, the Company will pay the participant 100% of the participant’s target cash award.

If 2009 EBITDA is greater than $200 million but less than $280 million, the Company will interpolate the amount of the cash award to pay the participant.

The 2009 LTIP replaces the Company’s prior long-term incentive program, and any potential award opportunities under the prior program with respect to incomplete performance periods, including the 2007-2009, 2008-2010 and 2009-2011 performance periods, were cancelled and terminated.

The Committee (and, in the case of Mr. Zollars, the full Board) approved the following awards to the Company’s executive officers that participate in the 2009 LTIP. Each award of restricted stock and the cash award opportunity is subject to the YRC Worldwide Inc. 2004 Long-Term Incentive and Equity Award Plan (filed as Exhibit 10.1 to Current Report on Form 8-K, filed on May 19, 2008) and the terms and conditions, including vesting schedule, set forth in the YRC Worldwide Inc. Cash Performance and Restricted Stock Award Agreement between each executive officer and the Company.

The Company’s executive officers were awarded the following restricted stock (subject to the performance-based vesting described above) and cash award opportunities:

	Performance- Vested Shares of Restricted Stock	Opportunity to receive Cash Performance Awards
William D. Zollars Chairman of the Board, President and Chief Executive Officer	259,740	$288,600

Timothy A. Wicks Executive Vice President and Chief Financial Officer	58,275	$64,750

Michael J. Smid President of YRC North American Transportation	87,413	$97,125

Daniel J. Churay Executive Vice President, General Counsel and Secretary	38,462	$42,735

James G. Kissinger Executive Vice President – Human Resources	30,157	$33,508

Keith E. Lovetro President of YRC Regional Transportation	37,596	$41,774

This description of the terms and conditions of the awards above is qualified by reference to the copy of the Form of YRC Worldwide Inc. Cash Performance and Restricted Stock Award Agreement included with this Form 8-K as Exhibit 10.1 and incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of YRC Worldwide Inc. Cash Performance and Restricted Stock Award Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: April 3, 2009	By:	/S/ DANIEL J. CHURAY
Daniel J. Churay
Executive Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of YRC Worldwide Inc. Cash Performance and Restricted Stock Award Agreement